Exhibit 10.1

ACTIVISION BLIZZARD, INC.
Enhanced Severance Plan
Established November 30, 2022

This Activision Blizzard, Inc. Enhanced Severance Plan and Summary Plan Description, as it may be amended from time to time (the “Plan”) is established as of November 30, 2022. Activision Blizzard, Inc. entered into an Agreement and Plan of Merger by and among Microsoft Corporation, a Washington corporation (“Parent”), Anchorage Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and Activision Blizzard, Inc. (the “Merger Agreement”); and, pursuant to the terms of the Merger Agreement, including all exhibits and schedules thereto. The purpose of the Plan is to provide severance benefits to certain senior leaders of Activision Blizzard, Inc., a Delaware corporation, and any successors thereto (the “Company”) who incur a Qualifying Termination as described herein in connection with the transaction contemplated by the Merger Agreement (the “Merger”).
This Plan is an “employee benefit plan,” as defined in Section 3(3) of ERISA and qualifies as a “top-hat” plan for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. As a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, the Plan is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b). This Plan document also is the Summary Plan Description for the Plan.
SECTION 1.    DEFINITIONS. As hereinafter used:
1.1    “Affiliate” shall mean, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.
1.2    “Base Salary” shall mean the Eligible Employee’s regular annualized bi-weekly base compensation from the Company (excluding bonuses, special awards, commissions, severance pay, and other non-regular forms of compensation).
1.3    “Benefits Schedule” shall have the meaning set forth in 2.4.
1.4    “Board” shall mean the Board of Directors of the Company.
1.5    “Cause” shall have the meaning given to such term in any written employment agreement, service contract or offer letter between an Eligible Employee and the Company or any of its subsidiaries from time to time (the “Company Group”) or, if the Eligible Employee is not then party to any written employment agreement, service contract or offer letter with the Company Group or any such written employment agreement, service contract or offer letter does not contain a definition of “cause,” “Cause” shall mean a good faith determination by the Company that the Eligible Employee (A) engaged in misconduct or gross negligence in the performance of the Eligible Employee’s duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of the Eligible Employee’s employment; (B) engaged in fraud or dishonesty, or any other conduct that causes, or has the potential to cause, harm to any entity in the Company Group or Parent and its subsidiaries, including its business reputation or financial condition; (C) violated any lawful directives or policies of the Company Group or of Parent and its subsidiaries, including but not limited to those relating to sexual, gender-based or other harassment or discrimination, or any applicable laws, rules or regulations; (D) materially breached the Eligible Employee’s employment agreement, service contract, proprietary information agreement, restrictive covenant, or confidentiality agreement with any entity in the Company Group; (E) was convicted of, or pled guilty or no contest to, (1) a felony or (2) a misdemeanor involving dishonesty or moral turpitude; or (F) breached the Eligible Employee’s fiduciary duties to the Company Group or to Parent and its subsidiaries. For the avoidance of doubt, a failure to attain any applicable performance goals or financial metrics shall not, in and of itself, constitute Cause. Notwithstanding the foregoing, in no event shall the occurrence of any such condition constitute Cause unless (x) Parent provides notice to the Eligible Employee of the existence of the condition giving rise to Cause within 60 days following its knowledge of its existence and (y) the Eligible Employee fails to cure such condition within 30 days following the date of such notice.
1.6    “Closing Date” shall mean the date of the closing of the Merger.
1.7    “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.8    “Effective Date” shall be the Closing Date.
1.9     “Eligible Employee” shall mean up to 60 Company employees, as set forth in Schedule A, who (i) are designated by the Plan Administrator, in its sole discretion, to be eligible for severance benefits under the Plan, and (ii) agrees in a form acceptable to the Plan Administrator to be bound by the provisions of the Plan, which Schedule A may be amended from time to time prior to the Closing Date. The Plan Administrator shall make the determination of whether an employee is an Eligible Employee, and such determination shall be binding and conclusive on all persons. The Plan Administrator shall maintain a current schedule of Eligible Employees with the Senior Vice President, Corporate Governance of the Company or such other Company officer as may be designated by the Plan Administrator. Temporary employees and independent contractors are not eligible to participate in the Plan.
1.10    “Employment Agreement” shall mean an employment agreement or service contract agreement entered into between the Company and an Eligible Employee with respect to their employment with the Company, as such agreement may be amended or restated from time to time.
1.11    “ERISA” shall mean the Employee Retirement Income Security Act, as amended and where applicable.
1.12    “Good Reason” shall mean, in each case without the prior written consent of the Eligible Employee: (A) a material diminution in authorities, duties and responsibilities, as measured in the aggregate, as compared to those prior to the Closing Date (provided, that the following will not constitute “Good Reason”: (1) the Eligible Employee’s continued employment with substantially the same responsibility with respect to the Company’s business and operations (e.g., the Eligible Employee’s title is revised to reflect the Eligible Employee’s placement within the overall corporate hierarchy or the Eligible Employee provides services to a subsidiary, business unit or otherwise) or (2) changes resulting solely from the Company ceasing to be a stand-alone public corporation); (B) a material diminution in base salary as in effect immediately prior to the Closing Date; or (C) a relocation of primary office location by more than 50 miles (provided, that requiring the Eligible Employee to return to work in the Eligible Employee’s primary office location after working remotely during the COVID-19 pandemic or continuing to work remotely rather than a primary office location shall not constitute a relocation). Notwithstanding the foregoing, in no event shall the occurrence of any such condition constitute Good Reason unless (x) the Eligible Employee provides notice to Parent of the existence of the condition giving rise to Good Reason within 60 days following the Eligible Employee’s knowledge of its existence and (y) Parent fails to cure such condition within 30 days following the date of such notice, upon which failure to cure the Eligible Employee’s employment shall immediately terminate with Good Reason.
1.13    “Plan Administrator” shall mean the Chief People Officer of the Company.
1.14    “Qualifying Termination” shall mean (i) the termination of an Eligible Employee’s employment by the Company or its Affiliates (including Parent and its subsidiaries) without Cause, or (ii) a resignation by the Eligible Employee for Good Reason. The transfer of an Eligible Employee's employment following the Merger from the entity resulting from the Merger to an Affiliate thereof shall not, in and of itself, constitute a Qualifying Termination.
1.15    “Pro-rated Target Bonus” shall mean an Eligible Employee's Target Bonus, pro-rated based on the number of days of the bonus year the Eligible Employee was employed through the Termination Date.
1.16    “Protection Period” shall mean the 18-month period immediately following and beginning on the Closing Date.
1.17    “Release Effective Date” has the meaning set forth in Section 2.1.
1.18    “Section 409A” has the meaning set forth in Section 2.8.
1.19    “Severance Pay” has the meaning set forth in 2.4.
1.20    “Target Bonus” shall mean an Eligible Employee's target annual cash incentive compensation.
1.21    “Termination Date” shall mean the date on which an Eligible Employee incurs a Qualifying Termination.
1.22    “Tier I Executives” shall mean up to 40 Eligible Employees designated as such by the Plan Administrator, to include the Designated Executives and selected other employees at the tier of Senior Vice President or above, as set forth in Schedule A.
1.23    “Tier II Executives” shall mean up to 20 Eligible Employees designated as such by the Plan Administrator, to include selected Vice Presidents and Senior Directors, as set forth in Schedule A.
SECTION 2.    SEVERANCE BENEFITS
2.1    Generally; Waiver and Release Required. An Eligible Employee who experiences a Qualifying Termination during the Protection Period will receive the severance benefit provided for in Section 2.4 of the Plan, provided that the Eligible

Employee timely executes and delivers to the Company an executed general release of claims substantially in the form set forth in Exhibit A hereto, which is subject to change based on applicable governing law, and any revocation period for such release expires and such release has become fully effective (the date such release becomes effective, “Release Effective Date”), all within 60 days of the Termination Date, and the Eligible Employee complies with the restrictive covenants set forth therein.
2.2    No Benefits Unless Qualifying Termination Within Protection Period. Outside the Protection Period, no employee whose employment is terminated shall receive a severance benefit under the Plan.
2.3    Termination for Cause or Other than for Good Reason. During the Protection Period, an Eligible Employee will not be eligible to receive a severance benefit under this Plan if the Eligible Employee’s employment is terminated for Cause or if the Eligible Employee’s employment is terminated by the Eligible Employee for any reason other than Good Reason.
2.4    Severance Pay. Subject to the terms of the Plan, including the Eligible Employee’s compliance with Section 2.1, the Company shall provide “Severance Pay” to each Eligible Employee who incurs a Qualifying Termination during the Protection Period in an amount equal to the amount set forth for such Eligible Employee’s applicable tier level in the Schedule of Severance Benefits attached hereto as Schedule B (the “Benefits Schedule”). Eligible Employees with Employment Agreements providing for severance will receive the greater of (i) the compensation payable on a severance-eligible termination under the terms of such Eligible Employee’s Employment Agreement or (ii) the Salary-based Severance, as set forth on the Benefits Schedule. In either case, Severance Pay shall be paid in a lump sum on the 60th day following the Qualifying Termination. Notwithstanding the foregoing, the Severance Pay will be offset by statutory severance or termination pay provided by applicable law and severance payments and benefits provided under any employee benefit plan pursuant to which any Eligible Employee is eligible to receive severance benefits.
2.5    Benefits Continuation. If the Eligible Employee incurs a Qualifying Termination during the Protection Period and is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), upon the Eligible Employee’s submission to the Company of evidence of the Eligible Employee’s and the Eligible Employee’s eligible dependent’s, if applicable, enrollment in COBRA, the Company will pay to the Eligible Employee, in accordance with the Company’s regular payroll practices, an amount equal, net of taxes (determined based on the highest applicable marginal tax rates and not merely based on required withholding amounts), to the monthly contribution that is to be paid by the Executive in respect of the applicable health care benefits, as in effect pursuant to COBRA, for a number of months equal to the number of months in the Eligible Employee's COBRA continuation coverage period as set forth in the applicable tier level in the Benefits Schedule so long as the Eligible Employee has not become actually covered by the medical plan of a subsequent employer during any such month. This period of continued benefits shall run concurrently with (and shall count against) the Company’s obligation to provide continuation coverage pursuant to COBRA.
2.6    Non-Duplication of Benefits. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company in respect of the form of benefits provided under the Plan that may arise out of a Qualifying Termination, and the Plan Administrator will so construe and implement the terms of the Plan. In no event shall an Eligible Employee become entitled to a duplication of benefits under the Plan and any other severance plan or program of the Company. In the event an Eligible Employee is eligible to receive benefits under the Plan and any other severance plan or program of the Company, the Eligible Employee shall only receive benefits pursuant to the arrangement that yields the greatest benefit to the Eligible Employee. If the Company or any Affiliate is obligated by law or by contract to provide severance pay or change in control benefits to an Eligible Employee, then the Eligible Employee may be required to waive, upon the Company’s request, any amounts payable pursuant to such legal or contractual obligation as a condition of receiving benefits under the Plan.
2.7    Treatment of Parachute Payments. Notwithstanding anything in this Plan to the contrary, if any payment or benefit to which an Eligible Employee is entitled under this Plan or otherwise would, either alone or together with all other payments and benefits to which such Eligible Employee is entitled, but for the application of this Section 2.7, result in an excise tax to the Eligible Employee under Section 4999 of the Code, then such payments and benefits shall be payable either (a) in full or (b) in such lesser amount as would result in no portion of any payments or benefits to such Eligible Employee being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing options (a) or (b) results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount of payments and benefits. To the extent the Eligible Employee would receive a reduced amount pursuant to this Section 2.7, the Eligible Employee’s payments and benefits shall be reduced, to the extent necessary, by first cancelling cash payments under the Plan, then any other cash payments, and then cancelling any acceleration of vesting of equity awards, as applicable. The Company shall select a nationally recognized accounting firm to perform any calculations and other determinations required by this Section 2.7, which calculations and determinations shall be final, conclusive and binding on the Company, the Eligible Employee and all other interested parties.
2.8    Section 409A. It is intended that payments and benefits under this Plan will not subject Eligible Employee’s to taxation under Section 409A of the Code and the regulations thereunder (collectively, “Section 409A”) and, accordingly, this Plan shall be interpreted and administered to be either exempt from or in compliance therewith. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate and distinct payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if an Eligible Employee is a “specified employee,” as determined under the Company’s policy for identifying specified employees on the Eligible Employee’s Termination Date, then all amounts due under the Plan that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a separation from service within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the Termination Date (or, if the Eligible Employee dies during such six-month period, within 90 days after the Eligible Employee’s death). Notwithstanding anything contained herein to the contrary, an Eligible Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A until the Eligible Employee would be considered to have incurred a

“separation from service” within the meaning of Section 409A. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of any payment to be made under this Plan that is considered nonqualified deferred compensation. The Company makes no representation that any or all of the payments described in this Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Except to the extent the Company fails to follow the terms and requirements of the Plan and adverse consequences under Section 409A are imposed on any such Eligible Employee, the Eligible Employee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, if any severance amount payable under a plan or agreement that an Eligible Employee may have a right or entitlement to as of the Termination Date constitutes deferred compensation under Section 409A, then the portion of the benefits payable under the Plan equal to such other amount shall instead be provided in the form set forth in such other plan or agreement.
SECTION 3.    CLAIMS, INQUIRIES, APPEALS.
3.1    Application to Non-U.S. Eligible Employees. This Section 3 shall be deemed to be modified to the extent necessary to comply with laws governing claim procedures applicable to non-U.S. Eligible Employees. References to “you” in this Section 3 refer to any Eligible Employee.
3.2    Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:
Activision Blizzard, Inc.
Attention: Chief People Officer
2701 Olympic Boulevard. Building B.
Santa Monica, California 90404

3.3    Denial of Claims. In the event that any application for severance benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material necessary for the applicant to perfect the application and an explanation as to why such material or information is necessary, and an explanation of the Plan’s review procedure and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
This written notice of denial will be given to the employee within a reasonable period of time after the application for benefits is received by the Plan Administrator, but not later than 90 days after the Plan Administrator’s receipt of the application, unless special circumstances require an extension of time for processing the application. In no event shall the length of any such extension exceed 90 days from the end of the initial 90 day period.
If the Plan Administrator determines that an extension of time for processing the application is required, written notice of the extension will be furnished to the applicant before the end of the initial 90 day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application.
If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.
3.4    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after receiving notification of the adverse benefit determination (or within 60 days after the application is deemed denied). The Plan Administrator will provide the applicant (or the applicant’s representative), upon request and without charge, reasonable access to and copies of all pertinent documents, records and other information relevant to the applicant’s claim for benefits and will provide the applicant an opportunity to submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:
Activision Blizzard, Inc.
Attention: Chief People Officer
2701 Olympic Boulevard. Building B.
Santa Monica, California 90404
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as the Plan Administrator may find necessary or appropriate for review.
3.5    Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days from the end of the initial 60 day period), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60 day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render a decision on review. The Plan Administrator will give prompt, written notice of the decision to the applicant. Such decision shall take into account all comments, documents, records and other information submitted by the applicant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner designed to be understood by the applicant, the specific reason or reasons for the decision, the specific Plan provisions upon which the decision is based, a statement of the applicant’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the applicant’s claim for benefits, a statement describing any voluntary appeal procedures offered by the Plan, and a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 3.5 the application will be deemed denied on review.

3.6    Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out the Plan Administrator’s responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
3.7    Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 3.2 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 3.4 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 3.5 above).
SECTION 4.    ERISA RIGHTS STATEMENT
4.1    Application to Non-U.S. Eligible Employees. This Section 4 shall be deemed to be modified to the extent necessary to comply with laws applicable to non-U.S. Eligible Employees. References to “you” in this Section 4 refer to any Eligible Employees.
4.2    As an Eligible Employee in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:
Receive Information About Your Plan and Benefits
•Examine, without charge, at the Plan Administrator’s office and at other specified locations, all Plan documents, including the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•Obtain, upon written request to the Plan Administrator, copies of Plan documents, including the Plan and copies of the latest annual report (Form 5500 Series). The Plan Administrator may require a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in a Federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

4.3    The following additional details are provided to you for your information and possible use:

Name of Plan:	Activision Blizzard, Inc. Enhanced Severance Plan

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan and Top-Hat Plan

Plan Year:	[●]

Recordkeeping:	[The Plan and its records are kept on a fiscal year basis, Date - Date].

Source of Contributions:	The Plan is unfunded and the Company pays for the cost of coverage out of its general assets.

Plan Administrator:	Activision Blizzard, Inc. Attention: Plan Administrator of the Activision Blizzard, Inc. Enhanced Severance Plan Chief People Officer Phone Number : [•]
Agent for Service of Legal Process:	Activision Blizzard, Inc. Attention: LAWYERS INCORPORATING SERVICE 2710 GATEWAY OAKS DR STE 150N SACRAMENTO, CA 95833
Identification Numbers:	Company EIN: 95-4803544 Plan No.: [•]

SECTION 5.    PLAN ADMINISTRATION.
5.1    The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.
5.2    The Plan Administrator may delegate any of the Plan Administrator’s duties hereunder to such person or persons from time to time as it may designate.
5.3    The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

SECTION 6.    PLAN MODIFICATION OR TERMINATION.
The Plan may be terminated or amended by the Plan Administrator at any time, including, but not limited to, approval of any amendments, modifications and the addition of any addendums to the extent necessary or appropriate to comply with laws applicable to non-U.S. Eligible Employees; provided, however, that the Plan may not be terminated or amended during the 18 months immediately following the Closing Date other than in the event the payments and benefits provided under the Plan to Eligible Employees are replaced with severance payments and benefits that are more favorable to Eligible Employees or the Plan is amended to increase the severance payments and benefits provided to Eligible Employees under the Plan.
SECTION 7.    GENERAL PROVISIONS.
7.1    Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a separated Eligible Employee who is unable to care for their affairs, payment may be made directly to the Eligible Employee’s legal guardian or personal representative.
7.2    No Contract of Employment. The Plan does not constitute or imply the existence of an employment contract between the Company or any participating affiliate and any Eligible Employee, and the Plan shall not interfere with the ability of the Company or any Affiliate to terminate the employment of an Eligible Employee’s employment at any time. Employment with the Company is “at will.”
7.3    Auxiliary Documents. Each Eligible Employee does, by acceptance of potential severance benefits under the Plan, agree to execute any documents that may be necessary or proper in the carrying out of the purpose and intent of the Plan.
7.4    Severability. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
7.5    Governing Law. To the extent not governed by federal law, the Plan shall be interpreted under the laws of the state where the Eligible Employee is employed on the date of termination, without regard to conflict of laws principles.
7.6    Withholding. All benefits hereunder shall be subject to applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.
7.7    Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
7.8    The Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.
SECTION 8.    NOTICE.
Except as expressly provided otherwise herein, any notice, demand, consent, authorization or other communication that any Eligible Employee is required or may desire to give to or make upon the Company pursuant to the Plan shall be in writing and shall be effective, valid and duly given and received if hand delivered or sent by overnight delivery service, by facsimile, computer mail or other electronic mail, or by regular mail, postage prepaid, addressed to:
Activision Blizzard, Inc.
Attention: Chief People Officer
2701 Olympic Boulevard. Building B.
Santa Monica, California 90404
E-mail: [•]

Notice so given shall be deemed given and received if (a) by mail, on the fourth day after posting; (b) by email or personal delivery, on the date of actual transmission, with evidence of transmission acceptance or verification, or (as the case may be) personal or other delivery; and (c) by overnight delivery courier, on the next business day following the day such notice is delivered to the overnight delivery courier service.

To record the adoption of the Plan as set forth herein, Activision Blizzard, Inc. has caused its duly authorized officer to execute the same as of the Effective Date.

SCHEDULE A
ELIGIBLE EMPLOYEES BY TIER

Tier I:

[List of Tier I employees maintained by the Chief People Officer]

Tier II:
[List of Tier II employees maintained by the Chief People Officer]

SCHEDULE B
SCHEDULE OF SEVERANCE BENEFITS

Eligible Employee Tier Level	Severance Pay[1]	COBRA Continuation Coverage Period
Tier I
•Two times the sum of the Eligible Employee’s (i) Base Salary and (ii) Target Bonus (referred to as “Salary-based Severance”) or, if greater, the severance payable under the Eligible Employee’s Employment Agreement
•Pro-rated Target Bonus
24 months
Tier II
•One times the sum of the Eligible Employee’s (i) Base Salary and (ii) Target Bonus (referred to as “Salary-based Severance”) or, if greater, the severance payable under the Eligible Employee’s Employment Agreement
•Pro-rated Target Bonus
12 months

1 For purposes of this Schedule B, the Target Bonus of each Eligible Employee shall exclude any milestone or special bonus payments, and both Base Salary and Target Bonus shall be calculated without regard to any diminution giving rise to Good Reason.

EXHIBIT A
RELEASE